Exhibit 99.1

For Immediate Release

Contact:                 Shareholder Relations
951-271-4232
shareholderinfo@vineyardbank.com

Vineyard National Bancorp Announces Results of 2008 Annual Meeting of Shareholders

Corona, California (August [__], 2008) – Vineyard National Bancorp (NASDAQ:VNBC) (the “Company”), parent company of Vineyard Bank, N.A. (“Vineyard”) and other subsidiaries, today announced that the independent inspector of election, IVS Associates, Inc., has certified the voting results of the Company’s 2008 Annual Meeting of Shareholders held on August 5, 2008 (the “Annual Meeting”). Based on the final tabulation and certification by IVS, the Company’s shareholders re-elected David A. Buxbaum and Charles L. Keagle.  The Company’s shareholders also elected Cynthia Harriss, Douglas Kratz, Harice Ogle, Lester Strong and Glen Terry, who ran as nominees of two of the Company’s shareholders, Jon Salmanson and Norman Morales.  Of the shares voted at the Annual Meeting, 27.2% (2,091,270 shares) were voted in favor of the Company’s nominees and 72.8% (5,610,392 shares) were voted in favor of Messrs. Salmanson and Morales’s nominees.  Each director will serve a term commencing August [__], 2008 and ending at the Company’s next annual meeting and until his or her respective successor is elected and qualified.

In addition to the election of directors, shareholders also ratified the appointment of KPMG LLP as the Company’s independent public accounting firm for the year ending December 31, 2008.  Of the shares voted at the Annual Meeting, 98.3% (7,792,795 shares) were voted in favor of this proposal.

About Vineyard National Bancorp

The Company is a $2.4 billion bank holding company headquartered in Corona, and the parent company of Vineyard, 1031 Exchange Advantage, Inc. and 1031 Reverse & Funding, Corp. (collectively the “exchange companies”).  Vineyard also headquartered in Corona, operates through 16 full-service banking centers and four regional financial centers in the counties of Los Angeles, Marin, Orange, Riverside, San Bernardino, San Diego, Santa Clara and Ventura, Calif. The exchange companies are headquartered in Encinitas, Calif. The Company's common stock is traded on the NASDAQ Global Market System under the symbol "VNBC." For additional information on the Company visit www.vnbcstock.com. For additional information on Vineyard visit www.vineyardbank.com. For additional information on the Exchange Companies, visit www.1031exchangeadvantage.com.

Forward-Looking Statements

Certain matters discussed herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company's ability to control or predict. Important factors that may cause actual results to differ materially and could impact the Company and the statements contained herein can be found in the Company's filings with the SEC including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and other protections under the Federal securities laws. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.